UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 5, 2006
(Date of earliest event reported)

NATHANIEL ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8001 S. Interport Blvd., Englewood, Colorado 80112
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 690-8300
____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

Effective April 4, 2007, Nathaniel Energy Corporation executed a $100,000 secured promissory note in favor of Richard Strain, the company’s majority shareholder, representing a loan by Mr. Strain to the company.  Nathaniel Energy and Mr. Strain contemporaneously entered into a security agreement to secure the company’s obligations under the promissory note. The material terms of the promissory note and the security agreement are described under Item 2.03 below.

ITEM 2.03	Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective April 4, 2007, Nathaniel Energy Corporation borrowed $100,000 from Richard Strain, the company’s majority shareholder. The loan is repayable upon demand by the lender at any time after September 30, 2007. Interest accrues on the principal of the loan at 9% annually, and is payable quarterly. The company may pre-pay the loan at any time before maturity.

Nathaniel Energy’s obligations under the promissory note are secured by a first priority security interest in the company’s assets. The lender may demand repayment of the loan and shall have the general rights and remedies of a secured party in the event of a default by the company, which includes the failure to pay any sum payable under the promissory note when due, the failure to timely perform any obligation under the promissory note or security agreement, or the insolvency or bankruptcy of the company, and other customary events of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 9, 2007
NATHANIEL ENERGY CORPORATION By: /s/ Brad E. Bailey Brad E. Bailey, Chief Executive Officer

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